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                                                                  Exhibit (n)(3)

                                                       Amended December 15, 2006

                        AMERICAN INDEPENDENCE FUNDS TRUST
                                 RULE 18F-3 PLAN

Rule 18f-3

     Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "Act"), American Independence Funds Trust (the "Trust"), a registered open-end investment company whose shares are registered on Form N-1 A, consisting of the NestEgg Dow Jones U.S. 2010 Fund, NestEgg Dow Jones U.S. 2015 Fund, NestEgg Dow Jones U.S. 2020 Fund, NestEgg Dow Jones U.S. 2030 Fund and NestEgg Dow Jones U.S. 2040 Fund, International Equity Fund, Stock Fund, Short-Term Bond Fund, Intermediate Bond Fund, Kansas Tax - Exempt Fund, Financial Services Fund and any future fund or series created by the Trust (collectively, the "Funds"), hereby adopts this plan setting forth the separate arrangements and expense allocations of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.

Authorized Classes

CLASS A SHARES OF NESTEGG FUNDS

Class A shares of all funds are sold subject to an initial sales charge as follows:

4.75%   $      0 - $ 50,000
4.00%   $ 50,000 - $ 99,999
3.25%   $100,000 - $249,999
2.25%   $250,000 - $499,999
1.50%   $500,000 - $999,999
   0%   Over $1,000,000(1)

CLASS A SHARES OF STOCK FUND, INTERNATIONAL EQUITY FUND AND FINANCIAL SERVICES FUND

Class A shares of all funds are sold subject to an initial sales charge as follows:

5.75%   $      0 - $ 50,000
5.00%   $ 50,000 - $ 99,999
4.25%   $100,000 - $249,999
3.25%   $250,000 - $499,999
2.00%   $500,000 - $999,999
   0%   Over $1,000,000(1)

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CLASS A SHARES OF INTERMEDIATE BOND FUND AND KANSAS TAX-EXEMPT BOND FUND

Class A shares of all funds are sold subject to an initial sales charge as follows:

4.25%   $      0 - $ 50,000
3.75%   $ 50,000 - $ 99,999
3.00%   $100,000 - $249,999
2.00%   $250,000 - $499,999
1.50%   $500,000 - $999,999
   0%   Over $1,000,000(1)

CLASS A SHARES OF SHORT-TERM BOND FUND

Class A shares of all funds are sold subject to an initial sales charge as follows:

3.75%   $      0 - $ 50,000
3.50%   $ 50,000 - $ 99,999
3.00%   $100,000 - $249,999
2.00%   $250,000 - $499,999
1.50%   $500,000 - $999,999
   0%   Over $1,000,000(1)

Class A shares are subject to a distribution fee under the Rule 12b-l Plan payable at a maximum annual rate of up to 0.50% of the average daily net assets of that Class.

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(1)  A contingent deterred sales charge (CDSC) of up to 1.00% of the purchase price will be charged to the shareholder if shares are redeemed in the first 12 months after purchase of shares or .50% if redeemed within one and two years of purchase unless the dealer of record waived its commission with a Fund's approval.

CLASS C SHARES

Class C Shares are not subject to an initial sales charge but all Class C Shares are subject to a contingent deferred sales charge which will be imposed on redemptions made within one year of purchase.

Class C Shares are also subject to a distribution fee pursuant to Rule 12b-l payable at the annual rate of up to 1.00% of the average daily net assets of the class. Class C Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Servicing Organization Agreement.

INSTITUTIONAL CLASS SHARES

Institutional Class shares are available to investors who do not desire enhanced shareholder servicing. Institutional Shares are offered and sold without an initial sales charge or a deferred sales charge and do not impose 12b-1 Fees or Shareholder Servicing Fees.

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CLASS VOTING RIGHTS AND OBLIGATIONS AND CLASS EXPENSES

The Classes of shares issued by any Fund will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangement, or both, for a Class, and voting rights--each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment fund; therefore each Class is subject to the same investment objectives, policies and limitations. Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, that are directly attributable to the kind or degree of services rendered to that Class ("Class Expenses"). Class Expenses, including the management fee or the fee of other service providers, may be waived or reimbursed by the Funds' investment adviser, underwriter or any other provider of services to the Funds with respect to each Class of a Fund on a Class by Class basis.

EXCHANGES AND CONVERSION PRIVILEGES

Shareholders who have held all or part of their shares in a Fund for at least seven days may exchange shares of one Fund for shares of any of the other portfolios of the Trust which are available for sale in their state. A shareholder who has paid a sales load in connection with the purchase of shares of any of the Funds will be subject only to that portion of the sales load of the Fund into which the shareholder is exchanging which exceeds the sales load originally paid by the shareholder.

REDEMPTION FEES

The Funds may assess for each class a redemption fee of 2% of the redemption amount of shares sold within 30 days of purchase. The redemption fee is paid directly to the Funds and is designed to offset brokerage commissions, market impact and other costs associated with short term trading of Fund shares. For purposes of determining whether the redemption fee applies, the shares that were held the longest will be redeemed first. The redemption fee may not apply in certain circumstances which it is not practicable for the Fund to impose the fee, such as redemptions of shares held in certain omnibus accounts or retirement plans that cannot implement the redemption fee to small number of redemptions. Further, the Funds may not apply the redemption fee to certain types of redemptions that do not indicate market timing strategies, such as (1) redemptions of shares through automatic non-discretionary rebalancing programs or systematic withdrawal plans, (2) redemptions requested in connection with the death or disability of shareholder or beneficiary, and (3) shares redeemed which were purchased through reinvestment of dividends or capital gains.